Exhibit 99.1

This news release contains forward-looking statements, including those regarding our anticipated financial results for our first fiscal quarter, improving our financial performance , the anticipated outlook for our business and our currently expected second quarter fiscal year 2008 net revenue and earnings results and our fiscal year 2008 net revenue and earnings results. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: our determination as we finalize our financial results for our first fiscal quarter fiscal year 2008 that our financial results and conditions differ from our current preliminary unaudited numbers set forth herein; the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether our realignment of our capacity will adversely affect our cost structure, ability to service customers and labor relations; our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS FIRST QUARTER RESULTS

Net Income Increases 50 Percent

St. Petersburg, FL – December 20, 2007...Jabil Circuit, Inc. (NYSE: JBL), today reported its preliminary, unaudited financial results for its first quarter of fiscal year 2008, ended November 30, 2007. “We are pleased to post a strong quarter with significantly improved financial performance. Cash flow from operations and EBITDA margins were particularly strong and notably higher than last year,” said President and C.E.O. Timothy L. Main.

(Definitions used: “GAAP”means generally accepted accounting principles in the United States of America. Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges and restructuring and impairment charges. Jabil defines core operating margin as core operating income divided by net revenue. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information.)

First Quarter 2008

Net revenue for the first quarter of fiscal 2008 increased 4.5 percent to $3.4 billion compared to $3.2 billion for the same period of fiscal 2007.

GAAP operating income for the first quarter of fiscal 2008 increased 62 percent to $98.9 million compared to $61.1 million for the same period of fiscal 2007. GAAP net income for the first quarter of fiscal 2008 increased 50 percent to $62.0 million compared to $41.4 million for the same period in fiscal 2007. GAAP diluted earnings per share for the first quarter of fiscal 2008 increased 50 percent to $0.30 compared to $0.20 for the same period of fiscal 2007.

Jabil’s first quarter of fiscal 2008 core operating income increased 44 percent to $122.1 million or 3.6 percent of net revenue compared to $85.0 million or 2.6 percent of net revenue for the first quarter of fiscal 2007. Core earnings increased 23 percent to $74.6 million compared to $60.5 million for the first quarter of fiscal 2007. Core earnings per share increased 24 percent to $0.36 per diluted share for the period compared to $0.29 for the first quarter of fiscal 2007.

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December 20, 2007

Year-Over-Year Operational and Balance Sheet Highlights

•	GAAP operating margin increased 62 percent. Core operating margin improved 44 percent.

•	GAAP earnings increased $.10 per fully diluted share. Core earnings increased $.07 per fully diluted share.

•	Cash flow from operations for the quarter was approximately $143 million compared to cash usage of $252 million for the same period in fiscal 2007.

•	Sales cycle was 22 days for the first quarter of fiscal 2008.

•	Annualized inventory turns remained constant at eight turns for the first quarter of fiscal 2008.

•	Capital expenditures for the first quarter of fiscal 2008 were approximately $62 million.

•	Depreciation for the first quarter of fiscal 2008 was approximately $57 million.

•	Cash and cash equivalent balances were $664 million at the end of the first fiscal quarter.

•	Core Return on Invested Capital was 13 percent for the first quarter of fiscal 2008.

•	A $0.07 dividend was paid on December 1, 2007.

Business Update

The company expects second fiscal quarter of 2008 net revenue in a range of $3.0 billion to $3.1 billion, with an estimated core operating margin range of 2.2 to 2.4 percent. The guidance is consistent with historical seasonal patterns, particularly prevalent in consumer electronics sectors. Guidance suggests a 25 percent increase in year- over-year core operating income and a 4 percent increase in year-over-year revenue. Jabil said its core earnings per share for its second quarter of fiscal 2008 are anticipated to be in a range of $0.16 to $0.20 per diluted share. GAAP loss per share are estimated to be $(0.03) to $0.01 per diluted share. (Expected GAAP earnings per share for the second quarter of fiscal 2008 are currently estimated to include $0.04 per share for amortization of intangibles, $0.06 per share for stock-based compensation and related charges and $0.09 per share for restructuring and impairment charges.)

Jabil said it expects fiscal year 2008 net revenue to range from $13.0 billion to $13.4 billion, with full year core operating income estimated to range from 3.1 percent to 3.6 percent or $400 million to $480 million. The company said its core earnings per share are estimated to be $1.20 to $1.50 per diluted share. GAAP earnings per share are estimated to be $0.69 to $.99 per diluted share. (Expected GAAP earnings per share for fiscal 2008 are currently estimated to include $0.12 per share for amortization of intangibles, $0.17 per share for stock-based compensation and related charges and $0.22 per share for restructuring and impairment charges.)

“In the first half of fiscal 2008, we expect core operating income and EBITDA margins well above previous year levels. In the second half of fiscal 2008, we expect to continue our focus on margin expansion, cash flow generation and higher returns on invested capital. As revenue increases in the second half, cash flow generation and margin expansion is expected to be particularly strong,” said Main.

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies. Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense and related charges, acquisition-related charges, restructuring and impairment charges and certain other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core operating margin, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. Included in this release is a Condensed Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

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December 20, 2007

Company Conference Call Information

Jabil will hold a conference call to discuss the first fiscal quarter 2008 earnings today at 4:30 p.m. EDT live on the Internet at http://jabil.com. The earnings conference call will be recorded and archived for playback on the web at http://jabil.com. A taped replay of the conference call will also be available December 20, 2007 at approximately 7:30 p.m. EDT through midnight on January 2, 2008. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The pass code is 27799661. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact: Beth Walters, (727) 803-3349 investor_relations@jabil.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	November 30, 2007	August 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$664,456	$663,625
Accounts receivable, net	1,587,615	1,352,383
Inventories	1,472,806	1,374,400
Income tax receivable	28,376	22,132
Prepaid expenses and other current assets	236,372	231,797
Deferred income taxes	31,454	21,956

Total current assets	4,021,079	3,666,293

Property, plant and equipment, net	1,304,977	1,261,481
Goodwill and intangible assets, net	1,300,318	1,271,076
Deferred income taxes	100,883	89,562
Other assets	6,782	6,820

Total assets	$6,734,039	$6,295,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of notes payable, long-term debt and long-term lease obligations	$517,242	$501,716
Accounts payable	2,195,090	2,001,508
Accrued expenses	505,611	427,478
Income taxes payable	24,455	58,127
Deferred income taxes	1,164	2,018

Total current liabilities	3,243,562	2,990,847

Notes payable, long-term debt and long-term lease obligations, less current installments	758,775	760,477
Noncurrent Income Tax Liability	47,706	—
Deferred income taxes	15,726	13,677
Other liabilities	82,234	78,538

Total liabilities	4,148,003	3,843,539

Minority interest	9,113	8,682

Stockholders’ equity:
Common stock	213	212
Additional paid-in capital	1,347,991	1,340,687
Retained earnings	1,182,673	1,131,403
Accumulated other comprehensive income	246,297	170,960
Treasury stock	(200,251)	(200,251)

Total stockholders’ equity	2,576,923	2,443,011

Total liabilities and stockholders’ equity	$6,734,039	$6,295,232

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended
	November 30, 2007	November 30, 2006
Net revenue	$3,367,947	$3,224,003
Cost of revenue	3,128,233	3,032,018

Gross profit	239,714	191,985

Operating expenses:
Selling, general and administrative	116,150	109,756
Research and development	6,512	8,708
Amortization of intangibles	8,855	5,766
Restructuring and impairment charges	9,287	6,657

Operating income	98,910	61,098

Interest, net and other	27,018	12,641

Income before income taxes	71,892	48,457

Income tax expense	9,631	7,080

Minority interest, net of tax	260	—

Net income	$62,001	$41,377

Earnings per share:
Basic	$0.30	$0.20

Diluted	$0.30	$0.20

Common shares used in the calculation of earnings per share:
Basic	204,649	203,077

Diluted	206,605	206,361

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended
	November 30, 2007	November 30, 2006
Operating income (GAAP)	$98,910	$61,098
Amortization of intangibles	8,855	5,766
Stock-based compensation & related charges	5,031	11,518
Restructuring and impairment charges	9,287	6,657

Core operating income (Non-GAAP)	$122,083	$85,039

Net income (GAAP)	$62,001	$41,377
Amortization of intangibles, net of tax	5,882	4,640
Restructuring and impairment charges, net of tax	5,062	13,233
Stock-based compensation & related charges, net of tax	1,630	8,254
Other (loss) income, net of tax	—	6,998

Core earnings (Non-GAAP)	$74,575	$60,506

Earnings per share: (GAAP)
Basic	$0.30	$0.20

Diluted	$0.30	$0.20

Core earnings per share: (Non-GAAP)
Basic	$0.36	$0.30

Diluted	$0.36	$0.29

Common shares used in the calculations of earnings per share:
Basic	204,649	203,077

Diluted	206,605	206,361

Note: Certain amounts in the prior periods’ financial statements have been reclassified to conform to current period presentations.